Exhibit 99

FOR IMMEDIATE RELEASE

RPC, Inc. Reports 2007 Third Quarter Financial Results

ATLANTA, October 24, 2007 -- RPC, Inc. (NYSE: RES) today announced its unaudited results for the third quarter ended September 30, 2007.  RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended September 30, 2007, revenues increased 5.0 percent to $161,961,000 compared to $154,209,000 in the third quarter last year.  Operating profit for the quarter was $24,663,000 compared to $46,625,000 in the prior year.  Net income was $14,893,000 or $0.15 diluted earnings per share, compared to $28,770,000 or $0.29 diluted earnings per share last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) were $45,709,000 compared to $58,517,000 in the prior year. 1

RPC’s revenues increased during the quarter compared to the prior year due to stable industry activity levels and our increased capacity of revenue-producing equipment, offset by increased competition which has impacted equipment utilization and pricing.

Cost of services rendered and goods sold was $91,431,000, or 56.5 percent of revenues, during the third quarter of 2007, compared to $74,011,000, or 48.0 percent of revenues, in the prior year.  The increase in these costs was due to the variable nature of many of these expenses, including compensation, materials and supplies, maintenance and repairs, and fuel, partially offset by decreased equipment rental expense.  As a percentage of revenues, cost of services rendered and goods sold also increased because of upward cost pressure for certain materials and supplies and personnel, coupled with lower average utilization of equipment and personnel, and lower pricing for services.

Selling, general and administrative expenses increased by 12.1 percent in the third quarter of 2007 to $26,327,000 from $23,480,000 in the prior year.  This increase was due primarily to higher compensation and other operational expenses associated with new operational locations.  As a percentage of revenues, these costs were 16.3 percent in 2007 compared to 15.2 percent last year.  Depreciation and amortization were $20,846,000 during the quarter, compared to $11,572,000 last year, due to the capital expenditures made during recent quarters under RPC’s long-term growth plan.

For the nine months ended September 30, 2007, revenues increased 15.5 percent to $504,037,000 compared to $436,298,000 last year. Net income decreased 17.9 percent to $66,753,000, or $0.68 diluted earnings per share compared to net income of $81,284,000, or $0.82 diluted earnings per share last year.

“RPC realized a small increase in third quarter revenues compared to the prior year, principally due to the increase in revenue-producing equipment placed in service under our long-term growth plan," stated Richard A. Hubbell, RPC’s President and Chief Executive Officer.  "The average domestic rig count during the third quarter was 1,789, which is 4.0 percent higher than the same period in 2006.  The average price of oil increased 7.9 percent and the average price of natural gas increased by 3.5 percent during the quarter compared to the prior year.

Hubbell continued, "We are well into the implementation of our long-term growth plan, and invested almost $64 million in new equipment during the quarter.  At this point, we have taken delivery of much of the equipment that we have ordered under this plan.  Some equipment is not fully operational because of delays in delivery of supporting ancillary equipment that supports its operation.

1 EBITDA is a financial measure which does not conform to generally accepted accounting principles (GAAP).  Additional disclosure regarding this non-GAAP financial measure is disclosed in Appendix A to this press release.

3rd Quarter 2007 Press Release

Our third quarter results reflect continued lower pricing for our services compared to last year.  In addition, the utilization of our new equipment is climbing to normalized levels much more slowly than expected, due to increased competition for many of our services from recent new entrants into the oilfield services business, and expansion by existing competitors.  Lower pricing and utilization contributed to our decreased operating margins.

“We are responding to this market dynamic by increasing our sales and marketing capabilities, continuing to focus on the operational execution of our growth plan, especially in our new locations in Arkansas and Colorado, and managing expenses and pricing to the best of our ability,” concluded Hubbell.  “We believe very strongly in the long term fundamentals of our business and our growth plan, and we expect to continue generating attractive returns on our invested capital.”

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well.  These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues.  The Technical Services segment includes pressure pumping, hydraulic workover services, coiled tubing, nitrogen, downhole tools, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations.  The equipment and services offered include rental of drill pipe and related tools, pipe handling, inspection and storage services and oilfield training services.

Both Technical Services and Support Services experienced some revenue growth due to the increased drilling rig count and higher capacity of revenue-producing equipment.  Technical Services revenues rose 5.4 percent for the quarter compared to the prior year. Support Services revenues rose by 3.3 percent during the quarter compared to the prior year.

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
	(in thousands)
Revenues:
Technical services	$134,819	$127,929	$417,324	$362,262
Support services	27,142	26,280	86,713	74,036
Total revenues	$161,961	$154,209	$504,037	$436,298
Operating Profit:
Technical services	$20,558	$40,131	$87,271	$113,414
Support services	5,527	8,216	23,564	21,768
Corporate expenses	(2,728)	(3,201)	(7,974)	(9,170)
(Gain) on disposition of assets, net	(1,306)	(1,479)	(4,492)	(4,480)
Total operating profit	$24,663	$46,625	$107,353	$130,492
Other Income, net	200	320	1,624	700
Interest (expense) / income, net	(1,374)	13	(2,464)	260

Income before income taxes	$23,489	$46,958	$106,513	$131,452

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets.  RPC’s investor website can be found at www.rpc.net.

3rd Quarter 2007 Press Release

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding RPC's belief in the long-term fundamentals of RPC’s business and growth plan, and RPC’s expectation to continue to generate attractive returns on invested capital.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Such risks include the possibility of declines in the price of oil and natural gas, which tend to result in a decrease in drilling activity and therefore a decline in the demand for our services, the actions of the OPEC cartel, the ultimate impact of current and potential political unrest and armed conflict in the oil-producing regions of the world, which could impact drilling activity, adverse weather conditions in oil or gas producing regions, including the Gulf of Mexico, competition in the oil and gas industry, and risks of international operations. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in RPC's Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2006.

For information about RPC, Inc., please contact:

Ben M. Palmer
Chief Financial Officer
404.321.2140
irdept@rpc.net

Jim Landers
V.P. Corporate Finance
404.321.2162
jlanders@rpc.net

3rd Quarter 2007 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended September 30, (Unaudited)	Third Quarter			Nine Months
	2007	2006	% BETTER (WORSE)	2007	2006	% BETTER (WORSE)
REVENUES	$161,961	$154,209	5.0%	$504,037	$436,298	15.5%

COSTS AND EXPENSES:
Cost of services rendered and goods sold	91,431	74,011	(23.5)	267,143	209,457	(27.5)
Selling, general and administrative expenses	26,327	23,480	(12.1)	79,229	66,955	(18.3)
Depreciation and amortization	20,846	11,572	(80.1)	54,804	33,874	(61.8)
Gain on disposition of assets, net	(1,306)	(1,479)	(11.7)	(4,492)	(4,480)	0.3
Operating profit	24,663	46,625	(47.1)	107,353	130,492	(17.7)
Interest expense	(1,391)	(47)	N/M	(2,513)	(58)	N/M
Interest income	17	60	(71.7)	49	318	(84.6)
Other income, net	200	320	(37.5)	1,624	700	132.0
Income before income taxes	23,489	46,958	(50.0)	106,513	131,452	(19.0)
Income tax provision	8,596	18,188	52.7	39,760	50,168	20.7
NET INCOME	$14,893	$28,770	(48.2)%	$66,753	$81,284	(17.9)%

EARNINGS PER SHARE
Basic	$0.15	$0.30	(50.0)%	$0.69	$0.85	(18.8)%
Diluted	$0.15	$0.29	(48.3)%	$0.68	$0.82	(17.1)%

AVERAGE SHARES OUTSTANDING
Basic	96,426	95,641		96,131	95,543
Diluted	98,261	98,300		98,335	98,573

3rd Quarter 2007 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(In thousands)
	2007	2006
ASSETS
Cash and cash equivalents	$9,657	$7,015
Accounts receivable, net	160,312	138,613
Inventories	28,180	18,556
Deferred income taxes	4,469	4,575
Income taxes receivable	10,865	-
Prepaid expenses and other current assets	3,243	1,900
Total current assets	216,726	170,659
Property, plant and equipment, net	403,667	224,699
Goodwill	24,093	24,093
Other assets	6,050	4,734
Total assets	$650,536	$424,185

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$51,818	$56,739
Accrued payroll and related expenses	16,647	12,852
Accrued insurance expenses	4,551	3,384
Accrued state, local and other taxes	3,313	3,170
Income taxes payable	1,734	4,142
Other accrued expenses	555	846
Total current liabilities	78,618	81,133
Accrued insurance expenses	8,242	6,557
Notes payable to banks	148,850	6,650
Pension liabilities	5,823	12,315
Other long-term liabilities	2,302	3,351
Deferred income taxes	16,295	7,922
Total liabilities	260,130	117,928
Common stock	9,801	9,711
Capital in excess of par value	15,858	12,831
Retained earnings	369,851	291,589
Accumulated other comprehensive loss	(5,104)	(7,874)
Total stockholders' equity	390,406	306,257
Total liabilities and stockholders' equity	$650,536	$424,185

3rd Quarter 2007 Press Release

RPC INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Nine months ended September 30, (Unaudited)	(In thousands)
	2007	2006

Operating Activities:
Net income	$66,753	$81,284
Depreciation, amortization and other non-cash charges	55,534	29,887
Other net changes in operating activities	(22,689)	(22,621)
Net cash provided by operating activities	99,598	88,550

Investing Activities:
Capital expenditures	(197,550)	(97,321)
Other investing activities	6,295	5,962
Net cash used for investing activities	(191,255)	(91,359)

Financing Activities:
Payment of dividends	(14,608)	(9,602)
Borrowings from notes payable to banks	390,350	24,521
Repayments on notes payable to banks	(277,100)	(17,871)
Cash paid for common stock purchased and retired	(1,730)	(2,019)
Other financing activities	1,673	1,986
Net cash provided by (used for) financing activities	98,585	(2,985)

Net increase (decrease) in cash and cash equivalents	6,928	(5,794)
Cash and cash equivalents at beginning of period	2,729	12,809
Cash and cash equivalents at end of period	$9,657	$7,015

3rd Quarter 2007 Press Release

Appendix A

RPC has used the non-GAAP financial measure of earnings before interest, taxes, depreciation and amortization (EBITDA) in today's earnings release, and anticipates using EBITDA in today's earnings conference call.  EBITDA should not be considered in isolation or as a substitute for operating income, net income or other performance measures prepared in accordance with GAAP.  RPC uses EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure.  We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.  A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  Set forth below is a reconciliation of EBITDA with Net Income, the most comparable GAAP measure.  This reconciliation also appears on RPC's investor website, which can be found on the Internet at www.rpc.net.

Periods ended September 30, (Unaudited)	Third Quarter			Nine Months
	2007	2006		2007	2006

Reconciliation of Net Income to EBITDA
Net Income	$14,893	$28,770		$66,753	$81,284
Add:
Income tax provision	8,596	18,188		39,760	50,168
Interest expense	1,391	47		2,513	58
Depreciation and amortization	20,846	11,572		54,804	33,874
Less:
Interest income	17	60		49	318
EBITDA	$45,709	$58,517		$163,781	$165,066

EBITDA PER SHARE
Basic	$0.47	$0.61	(23.0)%	$1.70	$1.73	(1.7)%
Diluted	$0.47	$0.60	(21.7)%	$1.67	$1.67	N/M%